Exhibit 21

Subsidiaries of MCG Capital Corporation

and Jurisdiction of Incorporation/Organization

MCG Finance I, LLC	Delaware
MCG Finance V, LLC	Delaware
MCG Finance VII, LLC	Delaware
MCG Finance VIII, LLC	Delaware
Crystal Media Network, Inc.	Delaware
IH Chesapeake Tower, Inc.	Delaware
IH Dayton Parts, Inc.	Delaware
IH GSO, Inc.	Delaware
IH Helicon, Inc.	Delaware
IH Intran, Inc.	Delaware
IH MTP, Inc.	Delaware
IH NDS, Inc.	Delaware
IH NEPG, Inc.	Delaware
IH NPS Holdings, LLC	Delaware
IH NYL, Inc.	Delaware
IH Orbitel Holdings, Inc.	Delaware
IH OTM, Inc.	Delaware
IH PBI, Inc.	Delaware
IH Premier, Inc.	Delaware
IH Quantum, Inc.	Delaware
MCG IH Holdings, Inc.	Delaware
MCG Capital Advisory Services, Inc.	Delaware
Sleep Investors, LLC	Delaware
TNR Investors, LLC	Delaware
Solutions Capital GP, LLC	Delaware
Solutions Capital I, LP	Delaware
MCG Opportunity Investment Fund I, LLC	Delaware